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EXHIBIT 99.6

We anticipate selling substantially all of our germanium business within our Technologies Segment for a purchase price of approximately $15 million. This business contributed $6.6 million of net sales and $0.7 million of Adjusted EBITDA during the six months ended May 31, 2003 and $15.0 million of net sales and $1.7 million of Adjusted EBITDA for our fiscal year ended November 30, 2002. We cannot assure you that this transaction will be completed.